Exhibit 10.9

Haddon B. Libby
Chief Financial Officer

May 4, 2006

Re: US DRY CLEANING CORPORATION (“The Company”)
Senior Secured Convertible Promissory Note

Dear Noteholder:

Enclosed please find your interest payment for the quarter ending May 2, 2006. A number of noteholders have inquired if it would be possible to receive stock for the interest payment. As a result, the Company is offering to pay this quarterly interest payment in common stock at the rate of $1.60 per share (that is, for example, a noteholder entitled to receive $2,500 in cash would receive 1,563 shares of stock). This is a 36% discount to the conversion price of the Company’s current $10Million convertible debt offering, which is taking place at $2.50 per share.

The election to receive stock instead of cash is yours to make. If you desire to make this election, you must execute a copy of this letter acknowledging your desire to take stock and return the enclosed check in the self-addressed, stamped envelope enclosed herewith.

It is the Company’s intention to file an SB-2 Registration Statement with the SEC by the end of the month in order to register all of the securities to be issued to noteholders. It is anticipated that the stock will being trading in approximately 60 days after the filing of the SB-2, assuming SEC approval.

As you are aware, your Senior Secured Convertible Promissory Note (the “Note”) is convertible into common stock of the Company at a conversion price of $1.00 per share at any time prior to the Maturity Date of August 2, 2006. In order to encourage early conversion prior to May 31, 2006 and to facilitate the registration of the shares pursuant to the SB-2, the Company is offering to convert your Note at $.95 per share. Thus, a holder of a $100,000 Note would receive 105,263 shares of common stock of USDCC.

125 E TAHQUITZ CANYON/SUITE 203/PALM SPRINGS/CA 92262/PHONE 760-323-3338 X226/FAX 760-323-3390
1801 CENTURY PARK EAST/SUITE 1830/LOS ANGELES/CA 90067/PHONE 310-777-8889/FAX 310-226-8553

IF YOU DESIRE TO TAKE ADVANTAGE OF THIS EARLY CONVERSION OFFER, PLEASE EXECUTE AND RETURN THE ENCLOSED ELECTION TO CONVERT FORM ENCLOSED HEREWITH, TOGETHER WITH YOUR ORIGINAL NOTE, IN THE SELF-ADDRESSED, STAMPED ENVELOPE.

If you have any questions concerning the foregoing, feel free to contact me.

Very truly yours,

/s/ Haddon B. Libby
Haddon B. Libby
Chief Financial Officer

I/we elect to receive stock for my/our interest
payment due May 2, 2006 pursuant to the terms
set forth above.

Print or type Name of Noteholder: ______________________________

Signature:__________________________________________________

Title (if corporation, partnership or trustee): _______________________

ELECTION TO CONVERT

I/we, ___________________________________________, the holder of a Senior Secured Convertible Promissory Note (the “Note”) dated August 2, 2005, issued by U.S. Dry Cleaning Corporation (“USDCC”) in the principal sum of $_________________________ elect to convert the Note pursuant to Paragraph 8 thereof into common stock of USDCC at the early conversion price of $.95 per share. The original Note is being tendered herewith for cancellation upon the issuance of the stock of USDCC to the undersigned.

Dated: _____________, 2006

Print or type Name of Noteholder: _____________________________________

Signature: ________________________________________________________

Title (if corporation, partnership or trustee): _______________________________